SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Guidance Software, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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GUIDANCE SOFTWARE, INC.

215 North Marengo Avenue

Pasadena, CA 91101

(626) 229-9191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2008

TO THE STOCKHOLDERS OF GUIDANCE SOFTWARE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Guidance Software, Inc., a Delaware corporation (the “Company”), will be held on May 20, 2008 at 10:00 a.m. Pacific Time at the Company’s corporate headquarters, 215 North Marengo Avenue, Suite 250, Pasadena, California 91101 for the following purposes:

1. To elect seven directors to hold office until the Company’s 2009 Annual Meeting of Stockholders and until their successors are elected and duly qualified. Our present Board of Directors has nominated and recommends for election the following persons:

Shawn McCreight

Victor Limongelli

Kathleen O’Neil

Stephen Richards

Marshall Geller

Robert van Schoonenberg

Jeff Lawrence

2. To vote on a shareholder proposal to accelerate the annual contribution of shares to the Company’s Stock Option Plan, from January 1, 2009 to July 1, 2008.

3. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants for its fiscal year ending December 31, 2008.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 16, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 215 North Marengo Avenue, Suite 250, Pasadena, California.

Accompanying this Notice is a proxy. Whether or not you expect to be at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly.

If you plan to attend the Annual Meeting and wish to vote your shares personally, for security purposes, please RSVP to bod@guidancesoftware.com, prior to the date of the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

Victor Limongelli President and Chief Executive Officer

Pasadena, California

April 23, 2008

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Guidance Software, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 20, 2008, at 10:00 a.m. Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters, 215 North Marengo Avenue, Pasadena, California 91101. The Company intends to mail this proxy statement and accompanying proxy card on or about April 23, 2008 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of the Company’s stock for their costs of forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of shares of our common stock or unvested shares of our restricted stock at the close of business on April 16, 2008 (the official record date) will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the close of business on March 31, 2008 the Company had 23,112,443 shares of common stock and 678,273 unvested shares of restricted stock that were outstanding, for a total of 23,790,716 shares that are entitled to vote.

Each holder of record of shares of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the Company’s outstanding shares entitled to vote are represented at the meeting, either in person or by proxy. All votes will be tabulated by the inspector of elections appointed for the meeting by the Company’s Board of Directors, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and broker non-votes will each be counted for determining the presence of a quorum.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of independent registered public accountants. Non-routine matters include amendments to stock plans.

Voting and Revocability of Proxies

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Chief Financial Officer of the Company at the Company’s principal executive offices located at 215 North Marengo Avenue, Pasadena, California 91101, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1 ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. The directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The nominees for election by the stockholders are Shawn McCreight, Victor Limongelli, Kathleen O’Neil, Stephen Richards, Marshall Geller, Robert van Schoonenberg and Jeff Lawrence. Except for Mr. Lawrence, all nominees are current directors of the Company

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Name	Age	Present Position with the Company
Shawn McCreight	42	Chairman of the Board of Directors and Chief Technology Officer
Victor Limongelli	41	Director and President and Chief Executive Officer
Kathleen O’Neil	56	Director
Stephen Richards	54	Director
Marshall Geller	69	Director
Robert van Schoonenberg	61	Director
Jeff Lawrence	50

Shawn McCreight founded Guidance Software, Inc. in November 1997 and has served as Chairman of the Board of Directors since its inception. From January 2003 to present he has served as Chairman and Chief Technology Officer. Prior to January 2003, he served as Founder and Chief Executive Officer. Mr. McCreight has extensive experience in the designing and developing of software programs and applications, and was the principal developer of our EnCase® software. Mr. McCreight received an A.B. in Physics from the University of California at Berkeley.

Victor Limongelli has served as Director and Chief Executive Officer since December, 2007. From July, 2005 to present, he has also served as President. He served as Corporate Secretary from August, 2005 until December, 2007. Previous to his appointment as President, Mr. Limongelli held a number of executive positions with Guidance Software, Inc., including Vice President of Professional Services and General Counsel from August 2004 to July 2005, and General Counsel from May 2003 to August 2004. Prior to joining Guidance Software, Inc., from February 2003 to April 2003 Mr. Limongelli served as Vice President and General Counsel for Fusura LLC, a web-based insurance business. From April 2000 to December 2002 he served as Vice President and General Counsel for Knowledge Networks, Inc., a web-enabled marketing information company. For approximately five years in the 1990s he practiced as an attorney at Morgan Lewis & Bockius LLP. Mr. Limongelli received an A.B. from Dartmouth College and a J.D. from Columbia University.

Kathleen O’Neil has served as a member of the Board of Directors for Guidance Software, Inc. since December 2005 and has served as our Lead Independent Director since February, 2007. She is currently the President and Chief Executive Officer for Liberty Street Advisors, LLC, where she has served since October 2001. Prior to joining Liberty Street Advisors, LLC, from January 2001 to September 2001, she served as General Manager of Global Financial Markets Infrastructure for IBM. From 1976 to 2000, Ms. O’Neil held a number of executive positions with the Federal Reserve Bank of New York. Ms. O’Neil has also served on the Board of Directors of BMC Software since November 2002 and the Board of Directors of MetLife Bank since 2004. Ms. O’Neil received a B.S. in Economics from John Carroll University, and received an M.B.A. from Wharton Graduate School of the University of Pennsylvania. She currently serves on the Board of John Carroll University.

Stephen Richards served as Chief Financial Officer of McAfee, Inc., from April 2001 until his retirement in December 2004. He also concurrently served as Chief Operating Officer from November 2001 to December 2004. Prior to that, he was Chief Online Trading Officer of E*TRADE Group, Inc. His previous roles at E*TRADE also included: Senior Vice President, Corporate Development and New Ventures, and Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to E*TRADE, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/Deputy Controller of Becker Paribas, and First Vice President/Controller of Jefferies and Company, Inc. Mr. Richards is a Certified Public Accountant and member of the Board of Directors of Cray Inc. and TradeStation Group, Inc. He received a B.A. from the University of California at Davis and a M.B.A. in Finance from the University of California at Los Angeles.

Robert G. van Schoonenberg is Executive Vice President, Chief Legal Officer and Secretary of the Board of Avery Dennison Corporation. He has also served as Secretary and General Counsel at Avery Dennison for over 25 years. He is also Chairman and Chief Executive Officer of BayPoint Capital Partners, LLC and a member of the Board of Directors of Altair Nanotechnologies, Inc. Mr. van Schoonenberg received his J.D. degree from University of Michigan School of Law, his M.B.A. from the University of Wisconsin at Madison and his undergraduate degree from Marquette University. Mr. van Schoonenberg also serves on the Board of Trustees for Southwestern University School of Law.

Marshall Geller is a Senior Managing Director of St. Cloud Capital LLC. Mr. Geller spent over twenty years as Senior Managing Director for Bear, Stearns & Company, with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. He is currently a director of 1st Century Bank, NA, ValueVision Media, Inc., GP Strategies Corporation, National Holdings Corporation and SCPIE Holdings, Inc. Mr. Geller also serves as a member of the Board of Governors of Cedars-Sinai Medical Center, Los Angeles. Mr. Geller graduated from California State University, Los Angeles, with a B.S. in Business Administration, where he currently serves on the Dean’s Advisory Council for the College of Business & Economics.

Jeff Lawrence is co-founder of the Common Grant Application, founder of Clivia Systems, and founder and Trustee of The Lawrence Foundation. Formerly, Mr. Lawrence served as CTO of Intel Corporation’s Network Communications Group and, previously, he was co-founder and former President & CEO of Trillium Digital Systems, prior to its acquisition by Intel Corporation in 2000. He has over 25 years of experience in the development of software, hardware and systems for the wireless, broadband, Internet and telephone network infrastructure. Mr. Lawrence has a B.S. in Electrical Engineering from UCLA and is a co-recipient of the Greater Los Angeles Entrepreneur of the Year award and the UCLA School of Engineering’s Professional Achievement award.

Shawn McCreight, Victor Limongelli, Kathleen O’Neil, Stephen Richards, Marshall Geller and Robert van Schoonenberg are each party to the Company’s form of Indemnification Agreement and, if elected, the Company expects to enter into an Indemnification Agreement with Jeff Lawrence.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE LISTED ABOVE.

Board Committees and Meetings

During the fiscal year ended December 31, 2007, the Board of Directors held eight meetings. The Board of Directors has established three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. Kathleen O’Neil is our lead independent director.

The current members of our Audit Committee are Stephen Richards, Kathleen O’Neil and Marshall Geller. Mr. Richards serves as the Chair of our Audit Committee. We believe that Mr. Richards and Ms. O’Neil both qualify as Audit Committee financial experts, as defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee oversees our corporate accounting and financial reporting process and the audits of our financial statements. It evaluates the independent registered public accountants’ qualifications, independence and performance, determines the engagement of the independent registered public accountants, approves the retention of the independent registered public accountants to perform any proposed permissible non-audit services, monitors the rotation of partners of the independent registered public accountants on our engagement team as required by law, reviews our critical accounting policies and estimates, and discusses with management and the independent registered public accountants the results of the annual audit and the reviews of our quarterly financial statements. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including compliance with its charter. The Audit Committee held six meetings during the fiscal year ended December 31, 2007. All members of the Audit Committee are independent (as independence is defined in the Nasdaq Stock Market qualitative listing standards). The Audit Committee acts pursuant to a written charter.

The current members of our Compensation Committee are Marshall Geller, Kathleen O’Neil and Robert van Schoonenberg. Mr. Geller is the chair of our Compensation Committee. The Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation for these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. The Compensation Committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance with its charter. The Compensation Committee held eight meetings and acted by unanimous written consent on one occasion, during the fiscal year ended December 31, 2007. All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Stock Market qualitative listing standards). The Compensation Committee acts pursuant to a written charter.

The current members of our Nominating and Governance Committee, referred to as the “Nominating Committee,” are Robert van Schoonenberg and Kathleen O’Neil. Mr. van Schoonenberg serves as chair of the Nominating Committee. If elected to our Board of Directors, Jeff Lawrence would become a member of the Nominating Committee. The Nominating Committee identifies prospective board candidates, recommends nominees for election to our Board of Directors and provides oversight in the evaluation of our board of directors. The Nominating Committee reviews and evaluates, at least annually, the performance of the Nominating Committee and its members, including compliance with its charter. The Nominating Committee held three meetings during the fiscal year ended December 31, 2007. All members of the Nominating Committee are independent (as independence is defined in the Nasdaq Stock Market qualitative listing standards). The Nominating Committee acts pursuant to a written charter.

During the fiscal year ended December 31, 2007, each member of the Board of Directors attended 75% or more of the aggregate number of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. Mr. McCreight, Mr. Limongelli and Ms. O’Neil attended the Company’s 2007 Annual Meeting of Stockholders.

Director Nominations

The Nominating Committee evaluates and recommends to the Board of Directors director nominees for each election of directors.

In fulfilling its responsibilities, the Nominating Committee considers the following factors:

•	the appropriate size of the Board of Directors and its committees;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in the software industry, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	experience with accounting rules and practices; and

•	applicable regulatory and securities exchange/association requirements.

The Nominating Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board of Directors must, and believes that it is preferable that more than one member of the Board of Directors should, meet the criteria for an “audit committee financial expert” as defined by SEC rules. In addition, the Nominating Committee recognizes that it must maintain compliance with Nasdaq Global Marketplace Rules 4350(c) and 4350(d)(2), which requires that at least a majority of the members of the Board of Directors meet the definition of “independent director” under the Nasdaq Global Market qualification standards. The Nominating Committee also believes it appropriate for the Company’s Chief Executive Officer to participate as a member of the Board of Directors.

The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating Committee. Research may also be performed to identify qualified individuals. If the Nominating Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating Committee will evaluate any recommendation for a director nominee proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock for at least one year by the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. To be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying stockholder must be received by the Company no later than 120 days prior to the anniversary of the date a proxy statement was mailed to stockholders in connection with the prior year’s annual meeting of stockholders, unless the date of the next annual meeting of stockholders is more than 30 days before or after the one-year anniversary of the prior Annual Meeting of Stockholders. Any stockholder recommendation for a director nominee must be submitted to the Company’s Chief Executive Officer in writing at 215 North Marengo Avenue, Pasadena, California 91101, and must contain the following information:

•

a statement by the stockholder that he/she is the holder of at least 1% of the outstanding shares of the Company’s common stock and that the stock has been held for at least one year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

•	the candidate’s name, age, contact information and current principal occupation or employment;

•

a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

•	the candidate’s resume; and

•	three (3) references.

The Nominating Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above. All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.

Communications with Directors

Individuals may communicate with the Board by contacting: Secretary to the Board of Directors, Guidance Software, Inc., 215 North Marengo Avenue, Pasadena, California 91101; e-mail: bod@guidancesoftware.com.

All directors have access to this correspondence. In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and posts communications to the full Board or individual directors, as appropriate. The Company’s independent directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be posted.

Communications that are intended specifically for the lead independent director or the independent directors should be sent to the e-mail address or street address noted above, to the attention of the lead independent director.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all of our directors, employees and officers. The Code of Ethics contains general guidelines for conducting the business of our company, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

The Company’s corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter and Code of Ethics are available, free of charge, on our website at www.guidancesoftware.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, Guidance Software, Inc., 215 North Marengo Avenue, Pasadena, California 91101.

Board Member Independence

The Board of Directors has determined that, except for Shawn McCreight and Victor Limongelli, all of the members of the Board of Directors are “independent” as independence is defined in the Nasdaq Stock Market qualification standards. Mr. McCreight and Mr. Limongelli are not considered independent because they are either currently, or have within the last three years been, employed by the Company.

Report of the Audit Committee

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Guidance Software, Inc. (the “Company”) currently consists of Stephen Richards, Kathleen O’Neil, and Marshall Geller. In the judgment of the Committee, each of the three members of the Committee is financially literate, each qualified as “independent” pursuant to the listing standards of Nasdaq and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, and Mr. Richards and Ms. O’Neil have significant accounting or financial management expertise and qualify as “audit committee financial experts” under federal securities laws.

The Board has adopted a written charter for the Committee. A copy of the charter can be found at http://investors.guidancesoftware.com/governance.cfm. The Committee believes that it has satisfied its responsibilities, as set forth in its charter, for 2007.

The Committee is responsible for overseeing the Company’s accounting and financial reporting process and audits of the Company’s financial statements. As set forth in its charter, the Committee acts only in an oversight capacity and relies on the work and assurances of management, which has the primary responsibility for the Company’s financial statements and reports, as well as the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States.

The Committee met six times either in person or by telephone during the fiscal year ended December 31, 2007. In the course of these meetings, the Committee met with the Company’s management including, but not limited to, the Chief Executive Officer and the Chief Financial Officer, as well as the Company’s independent registered public accounting firm, Deloitte & Touche LLP, and reviewed the results of the internal and external audit examinations, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Committee believes that a candid, substantive and focused dialogue with management and the independent registered public accounting firm is fundamental to the Committee’s oversight responsibilities. To support this belief, the Committee periodically meets separately with Deloitte & Touche LLP, without management present. In the course of its discussions in these meetings, the Committee asked a number of questions intended to bring to light any areas of potential concern related to the Company’s financial reporting and internal controls. Questions the Committee asked of the Company’s Chief Financial Officer and independent registered public accountants include, but are not limited to:

•

Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the independent registered public accountants themselves prepared and been responsible for the financial statements?

•

Based on the independent registered public accountants’ experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with accounting principles generally accepted in the United States and SEC disclosure requirements?

•

Based on the independent registered public accountants’ experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

•	Do the independent registered public accountants receive the support they need from management to execute their duties?

Questions raised by the Committee regarding these matters were answered to the Committee’s satisfaction.

The Committee has been kept apprised by management with respect to its evaluation of its internal controls that have been reported in its Annual Report on Form 10-K for the year ended December 31, 2007. The Committee has discussed with management, as well as Deloitte & Touche LLP, management’s plan for correcting any deficiencies in the internal controls of the Company.

The Committee recommended the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2007 and reviewed their audit scope and plans. In reaching its recommendation, the Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them for the Company. The Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and by the Sarbanes-Oxley Act of 2002, and it received and discussed with Deloitte & Touche LLP their written independence letter issued on May 15, 2007 as required by Independence Standards Board Standard No. 1.

In accordance with Committee policy and the requirements of law, the Committee pre-approves all services to be provided by any independent registered public accounting firm responsible for providing an opinion on the Company’s consolidated financial statements filed with the SEC. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Committee may have the delegated authority from the Committee to pre-approve additional services, and then must communicate such pre-approvals to the full Committee. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed.

The Committee has reviewed and discussed the audited financial statements for fiscal year 2007 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board approved) the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Company’s Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by the Committee.

Stephen Richards (Chair)

Kathleen O’Neil

Marshall Geller

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of the shares of our common stock as of April 16, 2008, by (i) each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each executive officer listed in the Summary Compensation Table, (iii) each of our directors, and (iv) all of our executive officers and directors as a group.

Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such stockholder. Except as otherwise indicated, the address of each of the persons in this table is c/o Guidance Software, Inc. 215 North Marengo Avenue, Pasadena, California 91101.

	Shares Beneficially Owned
Name of Beneficial Owners	Number	Percent(1)
Named Executive Officers:
Shawn McCreight(2)	10,468,484	44.0
John Patzakis(3)	2,537,379	10.7
Victor Limongelli(4)	373,865	1.6
Frank Sansone(5)	75,376	*
Mark Harrington(6)	48,550	*
John Colbert(7)	661,008	2.8
Directors:
Kathleen O’Neil(8)	21,525	*
Stephen Richards	2,000	*
Marshall Geller	—	*
Robert van Schoonenberg	—	*
Executive officers and directors as a group (10 persons)(9)	14,188,187	58.7

*	Represents less than 1%.
(1)	Applicable percentage ownership is based on 23,112,443 shares of our common stock and 678,273 unvested shares of restricted stock outstanding as of April 16, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Shares of our common stock subject to options currently exercisable, or exercisable within 60 days after April 16, 2008, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	Consists of 10,468,484 shares held by The McCreight Living Trust, of which Mr. McCreight and his spouse, Jennifer McCreight, are trustees. In their capacity as trustees, Mr. and Mrs. McCreight exercise all voting and investment power with respect to the shares owned by The McCreight Living Trust.
(3)	Includes 156,986 shares held by The McCreight Irrevocable Trust, of which Mr. Patzakis is the trustee. In his capacity as trustee, Mr. Patzakis exercises all voting and investment power with respect to the shares owned by The McCreight Irrevocable Trust.
(4)	Includes 262,329 shares issuable upon the exercise of options, all of which will be vested within 60 days after April 16, 2008.
(5)	Includes 67,501 shares issuable upon the exercise of options, all of which will be vested within 60 days after April 16, 2008.
(6)	Includes 45,000 shares issuable upon the exercise of options, all of which will be vested within 60 days after April 16, 2008.
(7)	Mr. Colbert resigned from the Company effective December 6, 2007 and continued to serve in an advisory capacity until January 2, 2008.

(8)	Includes 20,525 shares issuable upon the exercise of options, all of which will be vested within 60 days after April 16, 2008.
(9)	Includes an aggregate of 395,355 shares issuable upon the exercise of options granted to our executive officers and directors that are exercisable within 60 days after April 16, 2008.

Equity Compensation Plan Information

Information about our equity compensation plans at December 31, 2007 that were either approved or not approved by our stockholders was as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance(b)
Equity compensation plans approved by our stockholders(a)	4,277,000	$8.83	—
Equity compensation plans not approved by our stockholders(c)	300,000	$12.80	—

(a)	Includes our First Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”).
(b)	Subject to the provisions of the 2004 Equity Incentive Plan, the number of shares available for future issuance under the 2004 Equity Incentive Plan shall be increased by an additional 828,123 on July 1, 2008, subject to approval of Guidance shareholders.
(c)	Consists of 300,000 shares of a December, 2007 stock option grant which were issued in excess of the available option pool. In January, 2008, the excessive portion of the December, 2007 award was cancelled and, contemporaneously, the 300,000 options were granted under the 2004 Equity Incentive Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s compensation philosophy is that compensation programs should be designed to attract, motivate and retain highly qualified employees. Historically, the Company has aimed to pay market-median salary and annual incentive compensation to its employees, with an equity incentive plan designed to reward the creation of stockholder value over the long term. Our philosophy, however, is to protect stockholder value by paying only for performance, and not paying for sub-par performance.

Processes and Procedures for Considering Compensation

Compensation Committee Scope of Authority

The Committee has authority: (1) to discharge the Board’s responsibilities relating to compensation of the Company’s executives, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company, (2) to produce an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations and (3) to oversee the development and implementation of succession planning for Company senior management positions.

In addition to the powers and responsibilities expressly delegated to the Committee in its charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in its charter or otherwise may be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee, is at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee has and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee has the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Compensation Committee Ability to Delegate Authority

In fulfilling its responsibilities, the Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, except that it may not delegate its responsibilities to:

•	at least annually, review and approve all compensation for all directors and Named Executive Officers;

•

in conjunction with the CEO, review the executive organization of the Company and oversee the succession planning process, including development of personnel to fill key management positions and implementation of succession planning for senior management positions; and

•

for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

Role of the Compensation Committee in Determining or Recommending Compensation

The Committee, at least annually, reviews and approves corporate goals and objectives relating to the compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives, and determines and approves the compensation of the CEO based on such evaluation. The Committee has sole authority to determine the CEO’s compensation. In addition, the Committee, at least annually, reviews and approves all compensation for all directors and for the Named Executive Officers, as well as reviews and approves any employment agreement or severance arrangement for each Named Executive Officer.

The Committee periodically manages and reviews all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans (including 401(k), employee stock purchase plan, long-term incentive plan, management incentive plan and others). The Committee also establishes and periodically reviews policies concerning perquisite benefits. The Committee periodically reviews the need for a Company policy regarding compensation paid to the Company’s executive officers in excess of limits deductible under Section 162(m) of the Code and determines the Company’s policy with respect to change of control or “parachute” payments.

Role of the Chief Executive Officer in Determining or Recommending Compensation

The Chief Executive Officer (the “CEO”) does not determine his compensation and, since the formation of the Committee, has not determined the compensation of the other Named Executive Officers. However, the Committee, may request proposals from the CEO from time to time regarding incentive compensation targets or other compensation for any Named Executive Officers.

Compensation Consultant

The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist the Compensation Committee.

In 2007, we engaged Aon Compensation Consulting, using the compensation database of its Radford Surveys + Consulting (“Radford”) unit, to advise the Compensation Committee on matters related to the CEO and other executive compensation. In 2008, our Lead Independent Director and member of the Compensation Committee engaged Pearl Meyer & Partners to advise the Compensation Committee on matters related to CEO and executive compensation, non-employee board of director remuneration, and assistance with preparing compensation disclosure for inclusion in the Company’s SEC filings. Neither Pearl Meyer & Partners nor Radford has conducted any business with the Company other than work for the Compensation Committee on these matters. We paid Radford $18,000 for its services in 2007 and expect to pay Pearl Meyer & Partners $55,000 during the first quarter of 2008. However, Aon Corporation, the parent company of Radford, has conducted and currently conducts extensive business with us, as it serves as our primary insurance broker. Aon Corporation earned approximately $165,000 in commissions from us for its brokerage services in 2006 and approximately $77,000 for such services in 2007.

The Compensation Committee or the Lead Independent Director retained both Radford and Pearl Meyer & Partners directly. However, in fulfilling their responsibilities, the consultants may interact with management or the Company’s other outside advisors to the extent necessary or appropriate.

Compensation Committee Actions for 2007 and 2008 and Review of Benchmark Data

In May 2007 the Compensation Committee reviewed executive compensation. Specifically, with respect to market compensation, the Compensation Committee analyzed an “Executive Market Pay Assessment” prepared by Radford. Aon compared the Company’s executive compensation to the executive compensation of technology companies with annual revenue between $0 and $200 million, including a comparison to proxy data from thirty publicly traded software companies with annual revenue between $50 million and $100 million. Aon found that the Company’s salaries and annual incentive compensation, with respect to most executives, were at or below the twenty-fifth percentile when measured against the comparison group. The Compensation Committee determined that paying executives closer to market-average compensation would benefit the Company by enabling the Company to attract, motivate and retain highly qualified executives. However, the Compensation Committee believed that a drastic increase in executive compensation could harm shareholder value in the short term, so it determined to affect an increase in executive compensation over a multi-year period. To that end, for those executives whose base salary was below the twenty-fifth percentile, the Compensation Committee increased the base salary, for most executives, to slightly below or slightly above the twenty-fifth percentile. The Compensation Committee took similar action with respect to overall cash compensation (base salary plus annual incentive compensation). The details of the base salary and annual incentive compensation of executives are set forth below.

In March, 2008, the Compensation Committee reviewed our executive compensation. The Compensation Committee, management, and Pearl Meyer & Partners reviewed the prior peer group to determine if any changes were appropriate. In light of the Company’s growth, the independent consultant compared the Company’s executive compensation practices to a blend of compensation data from twenty-three publicly traded peer companies and compensation data provided in general industry/technology surveys of similarly sized organizations. Survey data were generally targeted to determine compensation for companies with $100 million in revenue. The twenty-three peer companies selected were in the prepackaged software industry, had revenues ranging from $75 to $175 million, and served mainly business customers.

Peer Groups

The Compensation Committee and the Company worked with its compensation consultants to develop a list of comparative companies for the purpose of benchmarking executive compensation for fiscal years 2007 and 2008.

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For 2007, base salaries of the Named Executive Officers were compared to the average of a group of thirty publicly traded technology companies with annual revenues between $50 and $100 million. The peer group averages were approximately $70 million in revenue and approximately 300 employees, which the Compensation Committee expects to be comparable to the Company in both revenue and number of employees for 2007. Those thirty companies were: (i) Aspect Medical Systems, Inc., (ii) Carrier Access Corp., (iii) Cascade Microtech, Inc., (iv) Centillium Comm., Inc., (v) CyberSource Corporation, (vi) Opsware, Inc., (vii) PDF Solutions, Inc., (viii) Tumbleweed Comm. Corp., (ix) Virage Logic Corp., (x) ActivIdentity, Inc., (xi) @Road, Inc., (xii) BioLase Technology, Inc., (xiii) Callidus, Inc., (xiv) California Micro Devices Corp., (xv) Captaris, Inc., (xvi) Chordiant Software, Inc., (xvii) Concur Technologies, Inc., (xviii) Entrust, Inc. , (xix) Evans & Sutherland Computer Corp., (xx) Exar Corp., (xxi) MIPS Technologies, Inc., (xxii) Napster, Inc., (xxiii) NetRatings, Inc., (xxiv) Phoenix Technologies, Ltd., (xxv) Sirenza Microdevices, Inc., (xxvi) HouseValues, Inc., (xxvii) SupportSoft, Inc., (xxviii) SumTotal Systems, Inc., (xxix) Taleo Corp., and (xxx) Web.com, Inc.

•

For 2008, compensation of the Named Executive Officers were compared to a blend of compensation data from twenty-three publicly traded peer companies and compensation data provided in general industry/technology surveys. The twenty-three Peer Companies selected were in the prepackaged software industry, had revenues ranging from $75 to $175 million, and served mainly business customers. The peer companies were: (i) Accelrys, Inc., (ii) Actuate Corp., (iii) American Software, Inc., (iv) Applied Digital Solutions, Inc., (v) Captaris, Inc., (vi) Callidus Software, Inc., (vii) Chordiant Software, Inc., (viii) Computer Programs & Systems, Inc., (ix) Concur Technologies, Inc., (x) Double-Take Software, Inc., (xi) Echelon Corp., (xii) Emageon, Inc., (xiii) FalconStor Software, Inc., (xiv) Interactive Intelligence, Inc., (xv) NetSuite, Inc., (xvi) OPNET Technologies, Inc., (xvii) Packeteer, Inc., (xviii) Pegasystems, Inc., (xix) Phase Forward, Inc., (xx) QuadraMed Corp., (xxi) SoftBrands, Inc., (xxii) Ultimate Software Group, Inc., and (xxiii) The Unica Corporation.

Compensation Philosophy

In keeping with the Company’s compensation philosophy, the Compensation Committee has designed our executive compensation program such that total cash compensation (consisting of base salary and annual incentive compensation) is earned largely based on attaining pre-established strategic objectives and individual achievement. Over time, the Compensation Committee intends to systematically increase total cash compensation in order to move the Company’s compensation to approximate the fiftieth percentile of peer companies. For 2008, the Compensation Committee has set targeted cash compensation for the Named Executive Officers, in most cases, at approximately the fiftieth percentile when compared to the peer group and benchmark survey data. In addition, for those executive officers who do not already hold significant equity stakes, our long-term incentive programs are designed to ensure that a significant portion of total compensation is delivered in the form of equity (stock options and restricted stock), rather than cash, in order to create incentives for long-term performance and to promote alignment with stockholder returns over the relevant periods. For those executives who hold significant equity stakes, the Compensation Committee believes that their interests are closely aligned with stockholder returns over the long term. To ensure that we are consistent in the way that we reward individuals at all levels of the Company who contribute to the our success, every employee worldwide is eligible, typically at the first Board Meeting after hire, to receive an annual equity grant, usually in the form of stock options, managed within an overall annual grant budget to provide long-term incentives for employees across the entire Company.

We take a comprehensive approach in the design of our compensation and benefits programs for the Named Executive Officers; we employ the same approach and philosophy for the Company as a whole. For the Named Executive Officers, our compensation approach consists of the following:

Base Salaries

Base salaries for Named Executive Officers are set with regard to the individual’s position within the Company and the individual’s current and sustained performance results. Base salary levels, and any increases or decreases to those levels for each executive, are reviewed annually by the Compensation Committee, and may be adjusted based on factors such as the overall performance of the Company, new roles and/or responsibilities assumed by the executive, the performance of the executive’s area of responsibility, the executive’s significant impact on strategic goals, the length of service with the Company, or revisions to the Company’s compensation philosophy. Base salaries for Named Executive Officers are designed to approximate the fiftieth percentile of base pay levels of our Peer Group and benchmark survey data. After reviewing the market study data and evaluating the individual performance for each such executive officer and discussing them with the CEO, the Committee approved a 2007 base salary increase for Mark Harrington from $180,000 to $200,000, and for John Colbert from $250,000 to $300,000. In 2007, upon Victor Limongelli’s promotion to CEO his base salary was increased from $240,000 to $350,000. After reviewing the 2008 market study and evaluating the individual performance of each executive, and considering recent changes in salaries, the Committee approved a base salary increase for Mark Harrington from $200,000 to $235,000. Base salaries for 2007 and 2008 are summarized below:

Name	2006 Base Salary	2007 Base Salary	Base Salary 2007 vs. 2006	Date of 2007 Base Salary Increase	2008 Base Salary	Base Salary 2008 vs. 2007	Date of 2008 Base Salary Increase
Victor Limongelli, CEO*	$240,000	$350,000	45%	12/6/07	$350,000	0%
Frank Sansone, CFO	$205,000	$205,000	0%		$205,000	0%
Shawn McCreight, CTO	$250,000	$250,000	0%		$250,000	0%
John Patzakis, CSO	$250,000	$250,000	0%		$250,000	0%
Mark Harrington, GC	$180,000	$200,000	11%	3/1/07	$235,000	18%	2/28/08
Average			11%			4%

*	Victor Limongelli became our CEO in December, 2007. Our CEO’s 2008 base salary is at approximately the twenty-fifth percentile of the Peer Group and benchmark survey data. Prior to December, 2007, Victor Limongelli served as our President.

Annual Cash Incentives

In addition to base salaries, the Compensation Committee believes that annual performance-based incentives play an important role in providing incentives to our executives to achieve and exceed near-term performance goals. Each year, the Compensation Committee establishes a range of cash incentive bonus opportunities for the Company’s managers (“Target Annual Incentives”), including the Named Executive Officers. The Compensation Committee then works with the CEO to develop corporate and/or individual performance goals that are set at levels the Compensation Committee believes are challenging, but possible, for management to achieve. The opportunities increase to the extent the Company and the individual meet and exceed performance expectations.

At the end of each year, the Committee measures the level of achievement for each corporate and/or individual performance goal and awards credit for the achievement of goals as a percentage of the Target Annual Incentive. Final determinations as to annual cash incentive levels are then based on the achievement of applicable goals. Actual incentives are generally paid to the executives in the first quarter of the subsequent fiscal year.

The Company’s 2006 annual cash incentive plan primarily used growth in revenues to determine the amounts payable under the plan, and executives were issued restricted stock in lieu of 2006 annual incentive during 2007. These shares were issued February 8, 2007, and the restrictions on those shares lapsed on May 8, 2007.

For 2007, the Compensation Committee restructured the annual cash incentive compensation bonus targets for Named Executive Officers to correlate to the Company’s achievement of both revenue and operating margin targets. Revenue for purposes of determining incentive compensation in 2007 was measured as revenue recognized in accordance with accounting principles generally accepted in the United States plus the end-of-year EnCase® Enterprise backlog, which consisted of contractual commitments with customers for EnCase® Enterprise software that had not yet shipped. We refer to such revenue as “2007 Compensation Revenue.” The operating income component of operating margin for purposes of determining incentive compensation in 2007 was measured as operating income as determined in accordance with accounting principles generally accepted in the United States (i) plus the end-of-year EnCase® Enterprise backlog, (ii) plus the after tax cost of stock-based compensation for a series of option grants awarded in the fourth quarter of 2007, as determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123R”), and (iii) plus expenses related to the accrual for the 2007 Targeted Annual Incentive. This calculation was then divided by 2007 Compensation Revenue. We refer to such operating margin as “2007 Compensation Operating Margin.” The Committee used these non-GAAP financial measures to recognize and align executive compensation because it provides better evidence of the effectiveness of sales for the measured period than GAAP revenue and GAAP operating margin and to avoid penalizing executives for expenses related to the accrual of their Targeted Annual Incentive or the stock grants awarded to employees in the fourth quarter, which were awarded primarily for retention purposes.

For internal compensation purposes, the Company established a 2007 Compensation Revenue goal of $80 million and a 2007 Compensation Operating Margin goal of 2% to achieve 100% of the 2007 Target Annual Incentive. Under the plan, each executive officer could earn a maximum award equal to 150% of the Target Annual Incentive, and a minimum award equal to 25% of the Target Annual Incentive. In order to calculate the actual cash incentive to be payable, the Compensation Committee approved a matrix whereby the actual 2007 Compensation Revenue and 2007 Compensation Operating Margin achieved resulted in a specific percentage of Target Annual Incentive Award achievement. This performance matrix provided for some payout of the annual incentive if 2007 Compensation Revenue was more than $72 million and if the 2007 Compensation Operating Margin was more than (2)%. In addition, no further upward adjustment of the annual incentive would occur to the extent 2007 Compensation Revenue exceeded $88 million or 2007 Compensation Operating Margin exceeded 6%. The minimum performance required was therefore $72 million in 2007 Compensation Revenue and a (2)% 2007 Compensation Operating Margin, which would have resulted in a annual incentive equal to 25% of the Target Annual Incentive. Likewise, the maximum performance, above which no additional annual incentive amounts would be paid, was $88 million in 2007 Compensation Revenue and a 6% 2007 Compensation Operating Margin. To the extent the Company achieved or exceeded both goals, the resulting annual incentive award would have equaled 150% of the Target Annual Incentive.

Because Mark Harrington was not a Named Executive Officer at the beginning of 2007, the above matrix of 2007 Compensation Revenue and operating margin goals accounted for only 85% of the potential payout under his Target Annual Incentive. The remaining 15% of the potential payment for Mr. Harrington from the Target Annual Incentive was determined by the CEO to be based on achieving budgetary objectives for his department.

2007 Compensation Revenue was derived as follows (in thousands):

2007 total revenues	$78,880
Plus: 2007 EnCase® Enterprise backlog	1,143

2007 Compensation Revenue	$80,023

The operating income component used to calculate 2007 Compensation Operating Margin was derived as follows (in thousands):

2007 operating loss	$(3,275)
Plus: Q4 Company incentive stock option grant expense	374
Plus: 2007 accrued bonus expense	970
Plus: 2007 EnCase® Enterprise backlog	1,143

Operating loss used to calculate 2007 Compensation Operating Margin	$(788)

Booked Revenue for purposes of incentive compensation for 2007 was $80.0 million and operating margin was (0.85)%, which resulted in an annual incentive award equal to 63% of the Target Annual Incentive. Mark Harrington’s actual annual cash incentive for 2007 was 69% of the Target Annual Incentive based on the Company achieving 63% of its Booked Revenue and operating margin goals and Mr. Harrington achieving 100% of the portion of the bonus based on the achievement of budget for his department.

The following are the target and actual annual incentive payments for the Named Executive Officers in 2007:

Name	2007 Target Annual Incentive Bonus	2007 Actual Annual Incentive Bonus
Victor Limongelli, CEO	$144,000	$90,700
Frank Sansone, CFO	$143,500	$90,405
Shawn McCreight, CTO	$137,500	$0	*
John Patzakis, CSO	$137,500	$0	*
Mark Harrington, GC	$90,000	$61,695
John Colbert, Former CEO	$120,000	$75,600

*	For 2007, Mr. McCreight and Mr. Patzakis elected not to receive a Target Annual Incentive Bonus.

For 2008 the Compensation Committee has restructured the annual incentive compensation for Named Executive Officers to correlate to the Company’s achievement of a multiple of financial and performance targets, as well as individual goals for those Named Executive Officers.

For 2008, the attainment of performance criteria for the Target Annual Incentive for our Named Executive Officers, including our Chief Executive Officer, will be measured as follows: (1) 75% of the Target Annual Incentive will be based on a sliding scale, depending on the Company’s achievement of (a) booked revenue (which, for purposes of determining incentive compensation in 2008, will be measured as (i) revenue recognized in accordance with accounting principles generally accepted in the United States, (ii) plus the end-of-year EnCase® Enterprise backlog, (iii) minus the 2007 end-of-year EnCase® Enterprise backlog and (iv) plus the net change in deferred revenue in 2008), and (b) pre-tax earnings per share (before share-based compensation expense and 2008 Target Annual Incentive expense), which we refer to as the Financial Metric, and (2) 25% of the Target Annual Incentive will be based on the successful completion of an operating goal established by the Compensation Committee (for the Chief Executive Officer) or Chief Executive Officer and agreed to by the Compensation Committee (for the other Named Executive Officers), which we refer to as the Management By Objective (“MBO”) Metric. For the Financial Metric the minimum payout is 0%, the threshold payout is 20%, the target payout is 100% and the maximum payout is 173%. The Compensation Committee established two additional factors that adjust the applicable sliding scale payout percentages of the Target Annual Incentive portion related to the Financial Metric (x) upward by 5% if the Company realizes a minimum threshold of cash flow from operations and (y) upward by an additional 5% if the Company experiences an annual employee turnover rate for full-time employees of less than 33%, such that the upwards adjusted maximum payout for the Financial Metric is 183% if the Company achieves:

•	Booked Revenue in excess of a certain amount;

•	Pre-tax earnings per share (before share-based compensation) in excess of a certain amount;

•	Cash flow from operations in excess of a certain amount; and

•	An employee turnover rate for full-time employees of less than 33%.

Given the sliding scale nature of the Financial Metric, we believe that it is very likely that the Named Executive Officers will achieve their respective threshold payouts. However, given the aggressive target levels set by the Compensation Committee, we believe that it is difficult but reasonably possible for the Named Executive Officers to achieve their respective target payouts and we believe that it is unlikely that the Named Executive Officers will achieve their respective maximum payouts. Given the challenging nature of the MBO Metric, we believe that it is likely that some, but not all of the Named Executive Officers will achieve their respective MBO Metric payouts. Mr. McCreight has elected to not receive a 2008 Target Annual Incentive Bonus.

The following table summarizes 2008 target annual incentive bonus opportunities for the Named Executive Officer:

Name	2008 Target Annual Incentive	Minimum Pay Out Assumption	Maximum Pay Out Assumption
		20% of Target and MBO Metric Not Achieved	183% of Target and MBO Metric Achieved
Victor Limongelli, CEO	$350,000	$52,500	$567,875
Frank Sansone, CFO	$127,100	$19,065	$206,220
Shawn McCreight, CTO	$0	$0	$0
John Patzakis, CSO	$62,500	9,375	$101,406
Mark Harrington, GC	$105,750	$15,863	$171,580

In addition, in 2008, the Committee awarded a nonrecurring bonus of $27,000 to Mark Harrington, our General Counsel. The non-reoccurring bonus is payable in three equal installments on April 1, 2008, July 1, 2008, and October 1, 2008 if he is employed by the Company on those dates. Nonrecurring bonuses of various amounts were provided to members of the legal department in recognition of their assumption of additional duties and workload in lieu of hiring additional legal staff.

Our CEO’s 2008 total target cash compensation (base salary and annual cash incentive compensation) is targeted between the 50th and 75th percentile of the peer group.

Long-Term Incentives

For certain of the Named Executive Officers, long-term incentives consist of stock options or restricted stock. Restricted Stock and stock options generally vest in equal installments over four years and are priced at the closing price of our common stock on the date of grant, and expire ten years after the grant date.

For those Named Executive Officers who hold significant equity stakes, the Compensation Committee believes that their interests are closely aligned with stockholder returns over the long term. As a result, those Named Executive Officers did not received stock option grants during 2007. For example, Shawn McCreight and John Patzakis, our two largest stockholders, have never received a grant of stock options. The Compensation Committee reviewed potential equity grants as proposed in February 2007 by Mr. Colbert for the named executive officers who were not significant equity stakeholders, and determined that awards were appropriate for Victor Limongelli and Frank Sansone, who each received a grant of stock options for 15,000 shares. In August 2007, the Compensation Committee reviewed a potential equity grant as proposed by Mr. Colbert for Mark Harrington and approved an award of 20,000 stock options.

Upon promotion to CEO, the Compensation Committee reviewed Mr. Limongelli’s prior equity awards and determined to provide a substantial equity opportunity to Mr. Limongelli contingent on both performance and longevity with the Company. To implement these objectives, Mr. Limongelli was issued 500,000 performance contingent stock options. This stock option grant will vest in 25% increments, only in the event that the closing trading price of the Company's common stock equals or exceeds $15.36, $17.92, $20.48 and $23.04, respectively, on each trading day during a period of at least 60 trading days during the term of the option. These performance hurdles require that the Company’s stock price increase 20%, 40%, 60% and 80% from the stock price on the date of grant for at least 60 trading days in order for the award to vest 25%, 50%, 75% and 100% respectively. In addition, the Compensation Committee approved an award to Mr. Limongelli of 100,000 of restricted shares on December 6, 2007. To encourage retention, the vesting restrictions on these shares will lapse four years from the date of grant (December 6, 2011).

Consistent with past practice of awarding annual equity grants to executives of the Company, the Compensation Committee granted several restricted stock awards as additional compensation related to the relative achievement of 2007 performance targets. Commensurate with the 63% payout level related to executive bonuses paid in 2007, in March of 2008, the Committee approved restricted stock equity grants to certain Named Executive Officers, as follows: 7,875 shares to Mr. Limongelli, 7,875 shares to Mr. Sansone and 3,150 shares to Mr. Harrington. These restricted stock awards vest over a term of four years, such that 25% vests on January 1, 2009, 25% vests on January 1, 2010, 25% vests on January 1, 2011 and the final 25% vests on January 1, 2012 so long as the Named Executive Officer remains an employee of the Company.

Welfare Benefits

The Named Executive Officers are eligible to participate in the same medical, dental, life, disability and accident insurance programs that are available to our U.S.-based employees.

Savings and Deferred Compensation Plans

The Named Executive Officers are eligible to participate in the same savings plans that are available to our U.S.-based employees. These plans are structured to compete with the combination of defined benefit and defined contribution plans offered to all employees by Peer Group companies. Plans offered only to top executives at peer group companies were not included in the competitive benchmarking. Our 401(k) savings plan provides a Company match of up to 3% of cash compensation corresponding to one-half the amount contributed by the participant. All investment options in these plans are market-based; there are no “above-market” or guaranteed rates of return offered in these plans.

We offer no deferred compensation plan, no traditional (defined benefit) pension plan, and no Company-paid retiree medical coverage.

Perquisites

There are no perquisites available to the Named Executive Officers. The Named Executive Officers have access to the same facilities and workplace amenities as do all of our employees.

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under SFAS 123R, grants of stock options and restricted stock result in an accounting charge for the Company equal to the grant date fair value of those securities. For restricted stock, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the date of the award. The cost is then amortized over the requisite service period. With respect to stock options, the Company calculates the grant date fair value based on the Black-Scholes formula with an adjustment for possible forfeitures and amortizes that value as compensation expense over the vesting period. The Company uses a binomial methodology (Monte-Carlo Simulation) for awards with market conditions.

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation that we may deduct for tax purposes in any year with respect to each of our Named Executive Officers, except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. The executive compensation program is designed to maximize the deductibility of compensation. However, when warranted due to competitive or other factors, the Compensation Committee may decide in certain circumstances to exceed the deductibility limit under Section 162(m) or to otherwise pay non-deductible compensation. These circumstances may include the following:

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To attract highly qualified executives to join the Company and to promote their retention, we may offer other compensation elements that are not performance-based compensation under Section 162(m), such as time-vested grants of restricted stock or retention bonuses, as part of their initial employment offers, but not routinely on an on-going basis.

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A limited number of incentive stock options, which are not tax deductible at the time of grant, exercise or upon a subsequent qualifying disposition of the underlying shares, may be granted to the Named Executive Officers as part of the stock option portion of their annual long-term incentive grants.

No compensation payments made in 2007 exceeded the deductibility limit under Section 162(m) or were otherwise considered as non-deductible compensation.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes. We design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the Named Executive Officers, without any deferred compensation component, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Policies Relating to Our Common Stock

Equity Awards Practices

Executives receive long-term equity awards pursuant to the terms of the 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by the Company’s stockholders. Awards may also be granted outside of the Plan to the extent those grants are permitted by the rules of the NASDAQ. The Board of Directors administers the 2004 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules and other provisions. The Board of Directors or the Compensation Committee reviews these rules periodically and considers, among other things, the interests of the stockholders, market conditions, information provided by independent advisors, performance objectives and recommendations made by the Chief Executive Officer.

The Compensation Committee or the Board of Directors reviews awards for all employees. The Board of Directors has established a process where either the Board of Directors or the Compensation Committee reviews the recommendations of the Chief Executive Officer for executives and other employees, modifies the proposed grants in certain circumstances, and approves the awards, effective as of the date of its approval. Since the beginning of 2006, the Board of Directors or Compensation Committee’s general practice with respect to employee stock option grants has been to issue our grants of stock options on the dates of our four quarterly board meetings, which dates are established by the end of January of the applicable year.

The exercise price of stock option grants are set at 100% of the closing market price of a share of Company common stock on the date Compensation Committee approves the grants. The Company has not approved stock option grants by unanimous written consent.

Insider Trading Policy

Our insider trading policy prohibits all directors, employees and their family members from purchasing or selling any type of security, whether the issuer of that security is the Company or any other company, while aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. The insider trading policy also prohibits directors and employees from engaging in short sales with respect to our securities, purchasing or pledging Company stock on margin and entering into derivative or similar transactions (i.e. puts, calls, options, forward contracts, collars, swaps or exchange agreements) with respect to our securities. We also have procedures that require trades by executive officers and directors to be pre-cleared by appropriate Company personnel.

EXECUTIVE COMPENSATION

Our Executive Officers

The following table sets forth information as to persons who serve as our executive officers as of April 20, 2008:

Name	Age	Position(s)
Victor Limongelli	41	President, Chief Executive Officer and Director
Frank Sansone	36	Chief Financial Officer
Shawn McCreight	42	Chief Technology Officer and Chairman of the Board of Directors
John Patzakis	40	Chief Strategy Officer, Vice Chairman of the Board of Directors
Mark Harrington	41	General Counsel and Corporate Secretary

For information regarding Mr. McCreight and Mr. Limongelli, see “Proposal 1—Election of Directors.”

John Patzakis has served as Chief Strategy Officer since January, 2008 and as Vice Chairman since August 2004. Previously, he also served as Chief Legal Officer from August 2004 to December, 2007. Prior to his appointment as Vice Chairman and Chief Legal Officer, Mr. Patzakis held a number of executive positions with Guidance Software, Inc., including President and Chief Executive Officer from January 2003 to August 2004, and President and General Counsel from December 1999 to January 2003. Prior to his tenure at Guidance Software, Inc., Mr. Patzakis was a partner at the law firm he founded, Corey & Patzakis. He received a B.A. from the University of Southern California and a J.D. from Santa Clara University.

Frank J. Sansone has served as Chief Financial Officer since July 2005. Previous to his appointment as Chief Financial Officer for Guidance Software, Inc., from December 2002 to July 2005 Mr. Sansone held the position of Vice President of Finance. Prior to joining Guidance, from June 2000 to December 2002, Mr. Sansone served as Director of Finance for Aspen Technology, Inc., an enterprise optimization software and services company specializing in supply chain management solutions. From November 1998 to May 2000, he served as Vice President of Finance for Petrolsoft Corporation, a privately held supply chain management software company, and from December 1993 to November 1998 he held various positions at PricewaterhouseCoopers. Mr. Sansone received a B.S. in Accounting from the University of La Verne and is a certified public accountant.

Mark E. Harrington has served as General Counsel since January of 2006 and as Corporate Secretary since December, 2007. Previous to his appointment as Corporate Secretary, he served as Assistant Corporate Secretary from June, 2005 to December, 2007 and prior to his appointment as General Counsel, he held the position of Associate General Counsel from August, 2004 until December, 2005. Prior to joining Guidance, Mr. Harrington served as a Senior Attorney and Division General Counsel for the Networking Software Division of Intel Corporation. From June of 1997 until August of 2000, Mr. Harrington served as Senior Counsel for Trillium Digital Systems, Inc., a telecommunications software developer that was purchased by Intel in August of 2000. Mr. Harrington started his career after law school working at the law firm of Munger, Tolles & Olson. Mr. Harrington received a J.D. from Southwestern University School of Law and a B.S. in English with an emphasis in Business Administration, from the University of California, Los Angeles.

Fiscal Year 2006/2007 Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our Named Executive Officers for all services rendered in all capacities to us in 2006 and 2007.

Name and Principal Position	Year	Salary(1) ($)		Bonus ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)		Total ($)
Victor T. Limongelli	2007	248,038		—	76,663	255,178	90,720	—	7,296		677,895
President & Chief Executive Officer	2006	222,500		25,000	—	33,773	—	—	5,640		286,913

Frank J. Sansone	2007	205,000		—	29,997	82,984	90,405	—	4,356		412,742
Chief Financial Officer	2006	200,000	(5)	25,000	—	21,108	—	—	5,578		251,686

Shawn H. McCreight	2007	250,000		—	—	—	—	—	6,656		256,656
Chief Technology Officer & Chairman	2006	250,000	(5)	—	—	—	—	—	6,510		256,510

John M. Patzakis	2007	250,000		—	24,998	—	—	—	7,500		282,498
Chief Strategy Officer, Vice Chairman	2006	250,000	(5)	—	—	—	—	—	7,500		257,500

Mark E. Harrington(6)	2007	196,667		—	19,998	130,476	61,695	—	5,875		414,711
Corporate Secretary & General Counsel

John P. Colbert(7)	2007	291,667		—	49,996	—	75,600	—	20,979	(8)	438,242
Former Chief Executive Officer	2006	237,500	(5)	—	—	—	—	—	3,844		241,344

(1)	Reflects base salary before pre-tax contributions.
(2)	Reflects compensation expense for stock and option awards recognized for financial reporting purposes (exclusive of any assumptions for forfeitures) under Financial Accounting Standard No. 123(R), “Share-Based Payment.” The fair values for stock options were calculated using a Black-Scholes option valuation model with the following weighted-average assumptions:

Grant Date	Risk-Free Interest Rate	Expected Life	Expected Volatility	Dividend Yield	Grant Date Fair Value of Common Stock Exercise Price
December 6, 2007	3.98%	10 years	53.9%	—	$5.68
August 2, 2007	4.60%	6.25 years	70.4%	—	$7.72
February 28, 2007	4.51%	6.25 years	69.3%	—	$8.62
July 31, 2006	4.54%	6.25 years	73.5%	—	$7.43
February 22, 2006	4.57%	6.25 years	71.0%	—	$4.96

For a discussion of the methodologies used to determine the assumptions for expected life and expected volatility of our stock options, see footnote 10 to the financial statements filed in our annual report on Form 10-K for the year ended December 31, 2007.

(3)	Represents annual incentive award paid during the first quarter of 2008 for performance during 2007.
(4)	Represents Company contributions to executives’ 401(k) Savings Plan.
(5)	Base salaries were updated from amounts reported in prior year’s proxy due to the inclusion of imputed income amounts for health benefits.
(6)	Mr. Harrington was not a Named Executive Officer during 2006 therefore his compensation for that year has not been disclosed.
(7)	Mr. Colbert resigned from the Company effective December 6, 2007 and continued to serve in an advisory capacity until January 2, 2008.
(8)	Amount includes $3,937 in Company contributions to executive’s 401(k) Savings Plan and $17,041 paid for accrued but unused vacation.

Fiscal Year 2007 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards Target				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)*	Grant Date Fair Value of Stock and Option Awards ($)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Victor T. Limongelli	2/8/2007	2/8/2007								3,660	(2)				$49,996
President & Chief Executive Officer	2/28/2007	2/28/2007	36,000	144,000	216,000							15,000	(3)	12.94	$129,300
	12/6/2007	12/6/2007								100,000	(4)				$1,280,000
	12/6/2007	12/6/2007				125,000	500,000	500,000	(5)					12.80	$2,840,000

Frank J. Sansone	2/8/2007	2/8/2007								2,196	(2)				$29,997
Chief Financial Officer	2/28/2007	2/28/2007										15,000	(3)	12.94	$129,300

Shawn H. McCreight	2/28/2007	2/28/2007	34,375	137,500	206,250
Chief Technology Officer & Chairman

John M. Patzakis	2/8/2007	2/8/2007								1,830	(2)				$24,998
Chief Strategy Officer, Vice Chairman	2/28/2007	2/28/2007	34,375	137,500	206,250

Mark E. Harrington	2/8/2007	2/8/2007								1,464	(2)				$19,998
Corporate Secretary &	2/28/2007	2/28/2007	22,500	90,000	135,000
General Counsel	8/2/2007	8/2/2007										20,000	(6)	11.45	$154,400

John P. Colbert	2/8/2007	2/8/2007								3,660	(2)				$49,996
Former Chief Executive Officer	3/1/2007	3/1/2007	30,000	120,000	180,000

All equity awards were granted under the Guidance Software, Inc. First Amended and Restated 2004 Equity Incentive Plan with the exception of 300,000 of the 500,000 options granted to Mr. Limongelli on December 6, 2007, which were granted outside of the Plan. On January 19, 2008, the grant was amended to cancel 300,000 shares of the original grant and reissue them under the Plan.

*	In each cash, the exercise price of stock option was equal to the closing marker price on the date of grant.
(1)	Represents annual cash incentive opportunities based on 2007 performance. Earned amounts will be paid in during the first quarter of 2008. The amounts identified in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2007 are the actual amounts paid under the plan.
(2)	Restricted stock vested on May 8, 2007.
(3)	Stock option grant vests 25% on each of January 1, 2008, 2009, 2010, and 2011.
(4)	Restricted stock vests on December 6, 2011.
(5)	Stock option vest, in 25% increments, only in the event that the closing trading price of the Company’s common stock equals or exceeds $15.36, $17.92, $20.48 and $23.04 on each trading day during a period of at least 60 trading days during the term of the option, which expires on December 5, 2017.
(6)	Stock option grant vests 25% on each of July 1, 2008, 2009, 2010, and 2011.

Employment Agreements with Named Executive Officers

We have entered into “at-will” employment agreements with certain of our Named Executive Officers, including Victor Limongelli, John Patzakis, Frank Sansone and Mark Harrington. Each of the agreements states that the compensation of the employees will be reviewed annually by us. These agreements contain no specified term of employment, but rather may be terminated by either party at any time, with or without cause or notice. Each of these agreements contains customary provisions protecting our and our clients’ intellectual property rights and confidential information. Additionally, for all of the agreements other than Mr. Limongelli’s agreement, all claims and disputes between such employees and us arising in connection with their employment agreements shall be subject to resolution through arbitration.

The agreement covering Mr. Limongelli restricts him, for a period of two years following any termination of employment, (i) from soliciting our employees or consultants to terminate such relationships with us, and (ii) from soliciting any of our licensors, licensees or customers who are known to the executive with respect to any competitive products or services. The agreements covering Mr. Patzakis, Mr. Sansone and Mr. Harrington provide that these executives may not compete with us for a period of one year following any termination of employment. Mr. McCreight is not party to an employment agreement with us.

In December, 2007, the Company amended its “at-will” employment agreement with Victor Limongelli (“Limongelli Agreement”) upon his appointment as Chief Executive Officer and President on December 6, 2007. The Limongelli Agreement specifies Mr. Limongelli’s annual base salary at $350,000 and that the Board or committee shall review his salary annually and make adjustments based on its discretion. The Limongelli Agreement also provides a target annual incentive opportunity of 100% of his base salary and equity awards as described under “Annual Cash Incentives” and “Long-Term Incentives” in the preceding Compensation Discussion and Analysis. The Limongelli Agreement further permits Mr. Limongelli to receive other benefits and perquisites provided to the Company’s other senior executives.

The Limongelli Agreement requires the Company to provide Mr. Limongelli certain payments and benefits if his employment is terminated without cause or for good reason and he executes a general release claim, as defined in the agreement, including:

•	a lump sum cash payment equal to the sum of his current base salary and target annual incentive; and

•	continued healthcare coverage for himself and his dependants for twelve months.

In addition, pursuant to the terms of his stock option award agreement issued concurrently with the execution of his employment agreement, should his employment terminate without cause or for good reason (as defined in the agreement), or a change in control occur (“Triggering Events”), the stock options will vest and become exercisable in cumulative quarterly increments if the Company’s closing stock price on the day immediately preceding the Triggering Event is $17.92, $20.48, $20.48, and $23.04.

Pursuant to the terms of his restricted stock award agreement issued concurrently with the execution of his employment agreement should his employment terminate without cause or for good reason (as defined in the agreement), or a change in control occur (“Triggering Events”) the restrictions shall lapse with respect to 100% of the restricted shares immediately prior to the Triggering Event. In addition, if prior to December 6, 2011, Mr. Limongelli is no longer the Chief Executive officer of the Company, but remains employed with the Company or in the event of his death restrictions shall lapse on a pro rata basis based on the number of full years that have elapsed since the grant date.

Outstanding Equity Awards at Fiscal Year End 2007

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2007 granted to each of our Named Executive Officers.

	Option Awards							Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Victor T. Limongelli	15,465	15,465	(2)			4.54	2/5/2014
President & Chief Executive Officer	142,077	151,147	(3)			4.54	4/19/2015
	10,000	30,000	(4)			10.75	7/31/2016
	0	15,000	(5)			12.94	2/28/2017
				500,000	(6)	12.80	12/5/2017
								100,000	(7)	$1,396,000

Frank J. Sansone	0	15,250	(2)			4.54	2/5/2014
Chief Financial Officer	0	84,503	(3)			4.54	4/19/2015
	6,250	18,750	(4)			10.75	7/31/2006
	0	15,000	(5)			12.94	2/28/2017

Shawn H. McCreight
Chief Technology Officer & Chairman

John M. Patzakis
Chief Strategy Officer, Vice Chairman

Mark E. Harrington	15,000	5,000	(8)			4.54	8/12/2014
Corporate Secretary & General Counsel	12,500	37,500	(9)			6.37	2/22/2016
	5,000	15,000	(4)			10.75	7/31/2016
	0	20,000	(10)			11.45	8/2/2017

John P. Colbert	33,823	33,824	(3)			4.54	4/19/2015
Former Chief Executive Officer

(1)	Value of shares based on Company’s closing stock price of $13.96 on December 31, 2007.
(2)	Stock options will vest on January 1, 2008.
(3)	Stock options will vest in two equal installments on April 1, 2008 and April 1, 2009.
(4)	Stock options will vest in three equal installments on July 1, 2008, July 1, 2009 and July 1, 2010.
(5)	Stock options will vest in four equal installments on each of January 1, 2008, January 1, 2009, January 1, 2010, and January 1, 2011.
(6)	Stock option vest, in 25% increments, only in the event that the closing trading price of the Company’s common stock equals or exceeds $15.36, $17.92, $20.48 and $23.04 on each trading day during a period of at least 60 trading days during the term of the option.
(7)	Restricted stock vests on December 6, 2011.
(8)	Stock options will vest on July 1, 2008.
(9)	Stock options will vest in three equal installments on January 1, 2008, January 1, 2009 and January 1, 2010.
(10)	Stock options will vest in four equal installments on each of July 1, 2008, July 1, 2009, July 1, 2010, and July 1, 2011.

Option Exercises and Vested Stock in Fiscal Year 2007

The following table summarizes the option exercises and vesting of stock awards for each of our Named Executive Officers for the year ended December 31, 2007.

		Option Awards		Stock Awards
Name of Executive Officer	Title	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Victor T. Limongelli	President & Chief Executive Officer	0	0	3,660	47,031
Frank J. Sansone	Chief Financial Officer	104,751	703,190	2,196	28,219
Shawn H. McCreight	Chief Technology Officer & Chairman	0	0	0	0
John M. Patzakis	Chief Strategy Officer, Vice Chairman	0	0	1,830	23,516
Mark E. Harrington	Corporate Secretary & General Counsel	0	0	1,464	18,812
John P. Colbert	Former Chief Executive Officer	0	0	3,660	47,031

(1)	The amounts in this column reflect the difference between the exercise price of the option and the market price of the Company’s common stock on the date of exercise.
(2)	The amounts in this column reflect the number of shares acquired upon vesting of restricted stock multiplied the market value of the Company’s common stock ($12.85) on the vesting date (May 8, 2007).

Fiscal Year 2007 Nonqualified Deferred Compensation

We have no nonqualified deferred compensation.

Potential Payments Upon Termination or Change of Control at Fiscal Year End 2007

The tables below set forth the estimated current value of payments and benefits to each of the Named Executive Officers upon termination without cause or for good reason, a change of control, a qualifying termination within two years following a change of control or the death of the Named Executive Officer. There are no payments or benefits due to Shawn McCreight, John Patzakis or Mark Harrington. The amounts shown assume that the triggering events occurred on December 31, 2007 and do not include (i) vested payments that are disclosed in the preceding Outstanding Equity Awards at Fiscal Year End Table and (ii) other benefits earned during the term of the Named Executive Officer’s employment and available to all employees, such as accrued vacation. These tables provide estimates of payments and none of the payments have actually been made to any of the executives. The actual payments and benefits that will be made to each executive under each circumstance can only be known once an actual termination or change-in-control event occurs.

Victor T. Limongelli

Estimated Potential Payment or Benefit	Termination Without Cause or For Good Reason ($)	Change of Control ($)		Change of Control & Termination ($)		Death ($)
Lump sum cash payment equal to base salary and target incentive	700,000	0		700,000		0
Value of accelerated stock options(1)	0	1,681,085	(2)	1,681,085	(2)	0
Value of accelerated restricted stock	1,396,000	1,396,000		1,396,000		0	(3)
Continuing health and welfare benefits(4)	25,125	0		52,764		0
Reimbursement of excise tax(5)	0	474,807		883,625		0

Total	2,121,125	3,551,892		4,713,474		0

(1)	Represents intrinsic value of unvested stock options as of December 31, 2007. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table. Analysis assumes in the event of a change of control stock options will not be assumed by the acquirer.
(2)	Excludes unvested performance contingent stock options issued to Mr. Limongelli on December 6, 2007 that were issued outside the 2004 Equity Incentive Plan. These shares would not vest if a change in control had occurred on December 31, 2007.
(3)	Mr. Limongelli’s December 6, 2007 restricted stock grant will vest in the event of his death based on the number of full years elapsing since the date of grant.
(4)	Upon termination without cause or for good reason executive will receive benefit continuation for one year and two-years if termination follows a change in control. Amount represents the estimated cost of providing or paying for continuing medical, dental, life, long-term disability and accidental death and disability insurance coverage assuming a 10% inflation factor, compounded annually.
(5)	Reflects our reimbursement for the estimated excise tax payable by the Named Executive Officer under Section 4999 of the Internal Revenue Code in the event of termination following a change of control. Upon a change of control, each Named Executive Officer may be subject to the excise tax under Section 4999 of the Internal Revenue Code with respect to payments made in connection with a change of control (as defined in Section 280G of the Internal Revenue Code). Under our Executive Retention and Severance (“ERS”) Plan, the lump-sum payment to the participants will be grossed up to account for any taxes imposed under Section 280G of the Internal Revenue Code, only if the Named Executive Officer’s employment is terminated by the succeeding corporation within two years after the change of control, or by the Named Executive Officer between six months and twelve months after the change of control.

Frank J. Sansone

Estimated Potential Payment or Benefit	Termination Without Cause or For Good Reason ($)	Change of Control ($)	Change of Control & Termination ($)	Death ($)
Lump sum cash payment of two times base salary	0	0	410,000	0
Value of accelerated stock options(1)	0	1,015,161	1,015,161	0
Value of accelerated restricted stock	0	0	0	0
Continuing health and welfare benefits for two years(3)	0	0	50,206	0
Reimbursement of excise tax(3)	0	0	215,925	0

Total	0	1,015,161	1,691,292	0

(1)	Represents intrinsic value of unvested stock options as of December 31, 2007. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table. Analysis assumes in the event of a change of control stock options will not be assumed by the acquirer.
(2)	Represents the estimated cost of providing or paying for continuing medical, dental, life, long-term disability and accidental death and disability insurance coverage for two years assuming a 10% inflation factor, compounded annually.
(3)	Reflects our reimbursement for the estimated excise tax payable by the Named Executive Officer under Section 4999 of the Internal Revenue Code in the event of termination following a change of control. Upon a change of control, each Named Executive Officer may be subject to the excise tax under Section 4999 of the Internal Revenue Code with respect to payments made in connection with a change of control (as defined in Section 280G of the Internal Revenue Code). Under our ERS Plan, the lump-sum payment to the participants will be grossed up to account for any taxes imposed under Section 280G of the Internal Revenue Code, only if the Named Executive Officer’s employment is terminated by the succeeding corporation within two years after the change of control, or by the Named Executive Officer between six months and twelve months after the change of control.

DIRECTOR COMPENSATION

Non-employee members of our Board receive a combination of cash and stock-based incentive compensation. Any board member who is also an employee of the Company does not receive separate compensation for service on the Board.

Cash Compensation. For 2007, each non-employee director received an annual retainer of $40,000. In addition to the annual retainer, our non-employee director who served as chairman of the Audit Committee received an annual retainer of $15,000. In addition, our non-employee director who served as chairman of the Compensation Committee received an annual retainer of $10,000. Any non-employee director who served as a member of all three Board committees received an additional annual retainer of $10,000.

On March 17, 2008 the cash compensation for directors was revised with adjustments made to compensation for service on Board committees. In addition to the annual retainer, any non-employee director who also serves as chairman of the Audit Committee receives an annual retainer of $15,000, chairman of the Compensation Committee receives an annual retainer of $10,000, and chairman of the Nominating Committee receives an annual retainer of $7,500. In addition, each non-chair member of the Audit Committee receives an annual retainer of $8,000, each non-chair member of the Compensation Committee receives an annual retainer of $5,000 and each non-chair member of the Nominating Committee receives an annual retainer of $3,000. Our Lead Independent Director will also receive an annual retainer of $15,000.

The compensation described above is conditioned on the director attending at least 75% of the applicable board of directors or committee meetings in each applicable year. Director fees are paid in quarterly installments to all non-employee directors in good standing on the payment date.

Directors are also entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management.

Equity Incentives. In addition to the cash compensation described above, during 2007 each non-employee director re-elected to the board of directors was eligible to receive an annual stock option to purchase 7,500 shares of common stock. The stock option will vest in equal installments over four years from the date of grant and have a term of ten years. Upon the death or disability of a non-employee director, vesting of unvested stock options ceases and vested stock options may be exercised for up to twelve months after the death or disability.

On March 17, 2008 the annual equity incentives issued to non-employee director was revised by the Compensation Committee and Board of Directors. Following re-elections to the Board, directors will be eligible to receive annually, upon such re-election, a restricted stock award of 7,500 shares of common stock. The restricted stock awards vest in equal installments over four years from the date of grant. Upon the death or disability of a non-employee director, vesting of unvested restricted stock ceases but vested shares of restricted stock do not otherwise expire.

On February 14, 2008, new directors Marshall Geller, Stephen Richards and Robert van Schoonenberg were each granted options to purchase 40,000 shares of the Company’s stock. The stock option will vest in equal installments over four years from the date of grant and have a term of ten years.

Spouses of our board members may occasionally be invited to board events, in which case we would pay or reimburse travel expenses for both the director and his or her spouse.

Director Compensation Table

The following table shows compensation of the non-employee members of our board for 2007.

Name	Fees Earned of Paid in Cash ($)	Stock Awards ($)	Option Awards(1)(2)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kathleen O’Neil	50,000	—	65,673	—	—	—	115,673
Dale Fuller	50,000	—	64,458	—	—	—	114,458
Lynn Turner	55,000	—	119,314	—	—	—	174,314
George Tenet	50,000	—	67,849	—	—	—	117,849
Amit Yoran	—	—	5,077	—	—	—	5,077

Non-employee directors have not been awarded restricted stock.
(1)	Reflects compensation expense for stock option awards recognized for financial reporting purposes (exclusive of any assumptions for forfeitures) under Financial Accounting Standard No. 123(R), “Share-Based Payment.” The fair values for stock options were calculated using a Black-Scholes option valuation model with the following assumptions:

Grant Date	Risk-Free Interest Rate	Expected Life	Expected Volatility	Dividend Yield	Grant Date Fair Value of Common Stock Exercise Price
May 6, 2007	4.51%	6.25 years	68.20%	—	$8.50
May 2, 2007	4.51%	6.25 years	68.20%	—	$8.50
February 28, 2007	4.51%	6.25 years	69.30%	—	$8.62
February 22, 2006	4.57%	6.25 years	71.00%	—	$4.96

(2)	The table below shows the aggregate numbers of stock option awards outstanding for each non-employee director as of December 31, 2007. Mr. Yoran resigned as a non-employee director in May, 2007. His stock options were cancelled in March, 2008.

Director	Aggregate Stock Options Outstanding as of December 31, 2007 (#)
Kathleen O’Neil	44,800
Dale Fuller	42,000
Lynn Turner	57,500
George Tenet	46,300
Amit Yoran	28,850

(3)	On February 14, 2008, new directors Marshall Geller, Stephen Richards and Robert Van Schoonenberg were each granted 40,000 stock options to purchase the Company’s stock at $10.49 per share. The grants vest 25% annually on January 1, 2009, 2010, 2011 and 2012 and have a term of ten years.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee

The Compensation Committee is composed of three members of our Board of Directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee is responsible for setting and overseeing the administration of the policies governing annual compensation of the executive officers of the Company. The Compensation Committee reviews the performance and compensation levels for executive officers, including the Chief Executive Officer, and sets salary levels. The Compensation Committee was formed on January 27, 2006. Prior to that time, compensation for the Company’s executive officers was determined by the full Board of Directors. The Compensation Committee acts pursuant to a written charter, which is available, free of charge, on our website at www.guidancesoftware.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of the Compensation Committee Charter, free of charge, to any stockholder upon written request to Investor Relations, Guidance Software, Inc., 215 North Marengo Avenue, Pasadena, California 91101.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company during 2007, was previously an officer of the company or had any relationship requiring disclosure by the Company under any paragraph under Item 404 of Regulation S-K.

Report of the Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Guidance Software, Inc. (the “Company”) has reviewed and discussed the Company’s Compensation Discussion and Analysis (“CD&A”), required by Item 402(b) of Regulation S-K, to be included in the Company’s Proxy Statement on Schedule 14A (“Proxy”), and based on its review and discussions, the Committee recommends to the Board that the Company’s CD&A be included in the Company’s Proxy and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Company’s Proxy into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report is furnished by the Committee.

COMPENSATION COMMITTEE

Marshall Geller (Chair)

Kathleen O’Neil

Robert van Schoonenberg

Certain Relationships and Related Transactions

Other than as described below, since January 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest. All transactions between us and any of our directors, executive officers or related parties are subject to the review by our audit committee.

Stock Contribution

On May 2, 2006, our founding stockholders, Shawn and Jennifer McCreight, contributed 2,062,000 common shares to us. The contribution was made as a result of a commitment by the founding stockholders, upon establishment of the 2004 Equity Incentive Plan, to fund the common shares underlying the initial 2,062,000 option grants.

Guarantees

Certain of our directors, officers and stockholders have guaranteed our operating leases and capital leases, including personal guarantees by Shawn McCreight, Jennifer McCreight and John Patzakis. Shawn McCreight and Jennifer McCreight personally guarantee our $7 million lease agreement with The Walnut Plaza, our main Pasadena facility. In addition, Shawn McCreight, Jennifer McCreight and John Patzakis have personally guaranteed leases for computer equipment with Dell. None of these individuals have received compensation or have a reimbursement right from us for guaranteeing these leases.

PROPOSAL 2

MODIFICATION TO COMPANY’S STOCK OPTION PLAN

Shall the Company modify the date referenced in Section 3(c) (“Stock Subject to the Plan”) of the Company’s First Amended and Restated 2004 Equity Incentive Plan (“Stock Option Plan”), such that the Section reads as follows (underlined text represents the proposed change):

Subject to the provisions of Section 16 hereof, the maximum aggregate number of Shares which may be issued upon exercise of such Options or Stock Purchase Rights is 5,103,994 Shares, provided, however, that the maximum aggregate number of Shares which may be issued upon exercise of Options or Stock Purchase Rights under this Plan shall be increased (a) to 5,932,067 Shares on January 1, 2007, (b) to 6,760,190 Shares on January 1, 2008, and (c) to 7,588,313 Shares on July 1, 2008.

Analysis: The proposal up for approval by shareholders advances, by six months, a previously-approved contribution to our Stock Option Plan. If approved, the new effective date for the contribution of 828,123 shares is July 1, 2008, instead of January 1, 2009. There is no change to the overall total number of shares previously authorized by shareholders for issuance under the Plan and such change is not considered dilutive to shareholder value. The acceleration of additional shares available for stock option granting will assist the company in recruiting and retaining qualified personnel.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our consolidated financial statements as of December 31, 2004 and for the years ended December 31, 2003 and 2004 were previously audited by McGladrey & Pullen, LLP, certified public accountants. McGladrey & Pullen, LLP was dismissed in March 2006 and we engaged Deloitte & Touche LLP in March 2006 to audit our consolidated financial statements as of and for the years ended December 31, 2005 and 2006. Our Board of Directors approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm on March 9, 2006.

There were no disagreements at any time between McGladrey & Pullen, LLP and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. The audit report of McGladrey & Pullen, LLP did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2002, 2003, 2004, 2005, and through March 9, 2006, we did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2) of Regulation S-K.

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2008 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Company has entered into an engagement agreement with Deloitte & Touche LLP, which agreement sets forth the terms by which Deloitte and Touche LLP will perform audit services for the Company. The engagement agreement is subject to alternative dispute resolution procedures.

As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended December 31, 2007 by Deloitte & Touche LLP, the Company’s independent registered public accountants for that period, is compatible with maintaining their independence. The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2006 and 2007 by Deloitte & Touche LLP:

	2006($)	2007($)
Audit Fees(1)	838,000	1,408,000
Audit-Related Fees(2)	1,281,000	—
Tax Fees(3)	79,000	205,000

Total	2,198,000	1,613,000

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements. Audit fees associated with fiscal year 2006 also include fees incurred for professional services rendered for the audit of our consolidated financial statements for the nine months ended September 30, 2006.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These include fees for accounting advice and matters related to our initial public offering.
(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accountant and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval.

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from such reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were met in a timely manner, except that Mr. Chris Powell, our Senior Director – Finance, made one late filing with respect to a an award of stock options in November, 2007 and Mr. Limongelli made one late filing with respect to equity awards received in December, 2007.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2009 must be received by us no later than December 22, 2008, which is 120 days prior to the first anniversary of the mailing date of this proxy statement, unless the date of the 2009 Annual Meeting of Stockholders is more than 30 days before or after the one-year anniversary of the 2008 Annual Meeting of Stockholders, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2008 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 31, 2007 will be mailed to stockholders of record as of April 16, 2008. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

A copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request of any person who was a beneficial owner of our common stock on April 16, 2008. Requests should be directed to Guidance Software, Inc., 215 North Marengo Avenue, Pasadena, California 91101; Attention: Investor Relations.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors

Victor Limongelli President and Chief Executive Officer

April 23, 2008

GUIDANCE SOFTWARE, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Victor Limongelli, Mark Harrington or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Guidance Software, Inc. (the “Company”) held of record by the undersigned on April 16, 2008, at the Annual Meeting of Stockholders to be held at the corporate offices of the Company located at 215 North Marengo Avenue, Pasadena, California, on May 20, 2008, at 10:00 a.m. Pacific Time or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Continued and to be signed on the reverse side)

The Board of Directors recommends a vote “FOR” the directors listed below and a vote “FOR” Proposals 2 and 3.

1.      To elect seven (7) directors for a one-year term to expire at the 2009 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

•     Shawn McCreight

•     Victor Limongelli

•     Kathleen O’Neil

•     Stephen Richards

•     Marshall Geller

•     Robert van Schoonenberg

•     Jeff Lawrence

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY for all nominees	☐	FOR ALL EXCEPT (see instructions below)
(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and write the name(s) of such nominee(s) on the space provided below.)

EXCEPTIONS

2. To authorize the accelerated contribution of shares previously approved by shareholders so that the contribution occurs on July 1, 2008, instead of January 1, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To ratify the selection of Deloitte & Touche LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2008

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated:	, 2008

Signature

Signature

Title(s)

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